Polypore International, Inc. Reports 12% Third Quarter Sales Growth
For Immediate Release
CHARLOTTE, NC — October 30, 2007 — Polypore International, Inc. (NYSE: PPO) today reported its third quarter financial results for the period ended September 29, 2007.
•	Sales were $130.4 million, up 12%, for the quarter, versus the comparable period in 2006.

•	Operating income was $22.6 million, compared to an operating loss of $18.2 million during the comparable period in 2006.

•	The Company incurred a net loss in the quarter of $14.6 million, or $0.36 per diluted share, as compared to a net loss of $24.1 million, or $0.95 per diluted share, in the third quarter of 2006.
o	Included in these results were one-time pre-tax charges of $38.1 million (after tax $25.9 million) primarily related to the purchase and retirement of the 10.50% senior discount notes and to the refinancing of the senior secured credit facility in the quarter, and $36.3 million (after tax $22.2 million) of restructuring costs in the third quarter of 2006.

o	Also included in these results was a one-time income tax benefit of $6.1 million related to the impact of German tax legislation enacted during the third quarter of 2007.

o	Excluding these one-time items, adjusted net income and adjusted diluted EPS in the quarter were $5.2 million and $0.13 per share, respectively (as compared to similarly adjusted results in the prior year of a net loss of $1.9 million, or $0.07 per share). A table showing the impact of one-time items on net income and earnings per share is included in this release.
Commenting on the Company’s third quarter results, Robert B. Toth, President and Chief Executive Officer, said: “In the first quarter since completing our IPO and debt refinancing, we achieved strong year-over-year sales growth in all of our businesses. In addition, excluding the one-time costs related to those events, we achieved solid profitability and strong ongoing cash generation.”

For the nine month period ended September 29, 2007:
•	Sales were $391.9 million, up 10% from $354.8 million during the comparable period in 2006.

•	Operating income was $71.8 million versus operating income of $23.5 million in the comparable period in 2006.

•	The Company incurred a net loss of $13.5 million, or $0.44 per diluted share, during the first nine months of 2007 as compared to a net loss of $26.8 million, or $1.06 per diluted share, last year.
o	Included in these results were one-time pre-tax charges of $38.3 million (after tax $26.1 million) primarily related to the purchase and retirement of the 10.50% senior discount notes and refinancing of the senior secured credit facility, and $34.8 million (after tax $22.8 million) primarily consisting of restructuring costs plus the benefits resulting from changes in accounting principle in the comparable 2006 results.

o	Also included in these results was a one-time income tax benefit of $6.1 million related to the impact of German tax legislation enacted during the third quarter of 2007.

o	Excluding these one-time items, adjusted net income and adjusted diluted EPS for the first nine months of 2007 were $6.5 million and $0.21 per share, respectively (as compared to similarly adjusted results in the prior year of a net loss of $4.1 million, or $0.16 per share). A table showing the impact of one-time items on net income and earnings per share is included in this release.
Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, was $35.2 million in the third quarter of 2007 compared to $33.1 million in the third quarter of 2006. Adjusted EBITDA for the twelve months ended September 29, 2007 was $148.1 million, up from $137.1 million in the comparable prior year period. Adjusted EBITDA is defined and reconciled to GAAP as noted in the attached table.

Energy Storage
In the quarter, sales for the Energy Storage segment were $94.4 million, an increase of $11.3 million or 14% over the prior year (11% net of the effect of the euro to dollar currency translation). Third quarter highlights include:
•	10% growth in sales of lead-acid battery separators, driven primarily by volume increases, particularly in Asia, higher prices and favorable euro to dollar currency translation.

•	24% growth in sales of lithium battery separators, primarily volume-driven and associated with strong demand for consumer electronic products and expanding applications for lithium batteries.

•	Segment operating income was $20.0 million as compared to $17.7 million for the same period in the prior year, or approximately 21% of net sales in both periods. A table showing the reconciliation of segment operating income to consolidated results is included in this release.
In the first nine months of the year, Energy Storage segment sales were $280.7 million, an increase of $26.6 million or 11% over the prior year (8% net of the effect of the euro to dollar currency translation). Year to date highlights include:
•	11% growth in sales of lead acid battery separators.

•	10% growth in sales of lithium battery separators.

•	Segment operating income was $59.8 million and 21% of net sales as compared to $53.2 million and 21% for the same period in the prior year.
Separations Media
In the quarter, sales for the Separations Media segment were $36.0 million, up $2.7 million or 8% from the third quarter of 2006 (2% net of the effect of the euro to dollar currency translation). Third quarter highlights include:
•	2% growth in sales of healthcare products. Strong growth in sales of synthetic hemodialysis membranes combined with the favorable impact of euro to dollar currency translation offset the expected decline of cellulosic hemodialysis membranes due to our previously announced exit of this product line.

•	21% growth in sales of filtration and specialty products, driven primarily by continued strong demand for high performance filtration applications and the favorable impact of euro to dollar currency translation.

•	Segment operating income was $3.1 million and 9% of net sales as compared to $0.5 and 1% of net sales for the same period in the prior year, largely driven by a favorable change in mix of product sales.
In the first nine months of the year, Separations Media segment sales were $111.2 million, an increase of $10.5 million or 10% over the prior year (4% net of the effect of the euro to dollar currency translation). Year to date highlights include:
•	6% growth in sales of healthcare products.

•	20% growth in sales of filtration and specialty products.

•	Segment operating income was $12.7 million and 11% of net sales as compared to $5.5 million and 5% of net sales for the same period in the prior year.
Outlook
Based upon results for the third quarter, the Company is updating its previously issued guidance for the year ending December 28, 2007.
The Company now expects to achieve net sales modestly above its previous range of $500-$520 million and Adjusted EBITDA in the range of $150 — $152 million. Excluding one time items, the Company expects full year adjusted EPS to be in the range of $0.44 to $0.48 per diluted share, based on a full year weighted average fully diluted share count of 33.2 million shares. The estimated number of fully diluted shares for the fourth quarter of 2007 is 40.6 million shares.
The Company estimates that total capital expenditures in fiscal year 2007 will be approximately $35.0 million.
Going forward, the Company intends to provide 2008 sales, Adjusted EBITDA and EPS guidance in conjunction with the fourth quarter and full year 2007 earnings release.
Commenting on the Company’s outlook, Mr. Toth said, “Looking ahead, we remain confident about our performance prospects and are excited about the global growth opportunities available to Polypore. Our enabling technology in microporous membranes positions us well to capitalize on the growing demand for mobile power and for purity as it relates to high performance filtration applications.”

Conference Call
Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter financial results and business outlook on Wednesday, October 31, 2007 at 9:00 AM Eastern time. The call will be webcast live and archived for one week in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.
In addition, the Company filed a Form 8K with Supplemental Financial Information that is located on the Company’s web site.
Investor Contact: Polypore Investor Relations — 704-587-8886 or
investorrelations@polypore.net.
Non-GAAP Supplemental Information
Adjusted EBITDA, adjusted net income and adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs, costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities and other non-cash or non-recurring charges. Polypore defines adjusted net income as net income excluding one-time items such as costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities, business restructuring costs and the one-time income tax impact of German tax reform. Polypore defines adjusted EPS as adjusted net income divided by the number of diluted shares of common stock outstanding. For more information regarding the computation of Adjusted EBITDA, adjusted net income and adjusted EPS, the reconciliation of Adjusted EBITDA and adjusted net income to net income and the reconciliation of adjusted EPS to earnings per share, please see the attached financial tables.
Polypore presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility. Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections. Adjusted net income and adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company or our operating segments. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.
Adjusted EBITDA, adjusted net income and adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Polypore also presents a range for Adjusted EBITDA, adjusted net income and adjusted EPS on a forward-looking basis. The most directly comparable forward-looking GAAP measure for Adjusted EBITDA and adjusted net income is net income; the most directly comparable forward-looking GAAP measure for adjusted EPS is earnings per share. Polypore is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because we cannot reliably forecast certain items included in the GAAP measures. Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.
Condensed Consolidated Statements of Operation
(unaudited, in millions, except share data)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net sales	$130.4	$116.4	$391.9	$354.8
Cost of goods sold	84.4	78.3	249.7	231.8

Gross profit	46.0	38.1	142.2	123.0
Selling, general, and administrative expenses	23.2	20.0	70.0	64.5
Business restructuring	0.2	36.3	0.4	37.6
Change in accounting principle related to postemployement benefits	—	—	—	(2.6)

Operating income (loss)	22.6	(18.2)	71.8	23.5
Other (income) expense:
Interest expense, net	16.7	22.9	64.2	68.6
Costs related to purchase of 10.50% senior discount notes	30.0	—	30.0	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	7.2	—	7.2	—
Foreign currency and other	0.4	0.3	0.7	2.3

	54.3	23.2	102.1	70.9

Loss before income taxes	(31.7)	(41.4)	(30.3)	(47.4)
Income taxes	(17.1)	(17.3)	(16.8)	(20.4)

Loss before cumulative effect of change in account principle	(14.6)	(24.1)	(13.5)	(27.0)
Cumulative effect of a change in accounting principle related to stock compensation, net of income taxes	—	—	—	0.2

Net loss	$(14.6)	$(24.1)	$(13.5)	$(26.8)

Net loss per share — basic and diluted:
Loss before cumulative effect of a change in accounting principle	$(0.36)	$(0.95)	$(0.44)	$(1.07)
Cumulative effect of a change in accounting principle related to stock compensation, net of income taxes	—	—	—	0.01

Net loss	$(0.36)	$(0.95)	$(0.44)	$(1.06)

Weighted average shares outstanding — basic and diluted	40,306,928	25,347,470	30,483,644	25,301,683

Polypore International, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	September 29, 2007
	(unaudited)	December 30, 2006 (a)

Assets:
Cash and equivalents	$60.7	$54.7
Other current assets	186.3	183.2

Current assets	247.0	237.9

Property, plant and equipment, net	384.1	363.5
Goodwill	568.9	567.6
Intangibles and loan acquisition costs, net	191.8	204.6
Other	17.3	16.3

Total assets	$1,409.1	$1,389.9

Liabilities and shareholders’ equity:
Current liabilities	$96.3	$90.4
Debt and capital lease obligations, less current portion	809.6	1,043.6
Other	184.8	186.2
Shareholders’ equity	318.4	69.7

Total liabilities and shareholders’ equity	$1,409.1	$1,389.9

(a)	Derived from audited consolidated financial statements.

Polypore International, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Nine Months Ended
	September 29, 2007	September 30, 2006

Operating activities:
Net loss	$(13.5)	$(26.8)
Adjustments to reconcile net loss to net cash provided by operating
Depreciation and amortization expense	52.0	64.2
Deferred income taxes	(25.9)	(29.1)
Business restructuring	0.4	37.6
Costs related to purchase of 10.50% senior discount notes	30.0	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	7.2	—
Other adjustments impacting net cash provided by operating activities	1.6	(1.5)
Changes in operating assets and liabilities	10.4	6.0

Net cash provided by operating activities	62.2	50.4
Investing activities:
Purchases of property, plant and equipment	(16.3)	(15.9)
Acquisition of business	(5.5)	—
Proceeds from sale of property, plant and equipment	—	0.1

Net cash used in investing activities	(21.8)	(15.8)
Financing activities:
Proceeds from the senior secured credit facility	370.0	—
Principal payments on debt	(371.2)	(1.1)
Purchase of the 10.50% senior discount notes	(293.6)	—
Proceeds from initial public offering, net of underwriting fees and other offering related costs	264.8	—
Loan acquisition costs	(8.7)	—
Repurchase of common stock	(0.3)	—
Issuance of common stock	—	0.4

Net cash used in financing activities	(39.0)	(0.7)
Effect of exchange rate changes on cash and cash equivalents	4.6	1.8

Net increase in cash and cash equivalents	6.0	35.7
Cash and cash equivalents at beginning of period	54.7	28.1

Cash and cash equivalents at end of the period	$60.7	$63.8

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted EBITDA
(unaudited, in millions)

	Three Months	Twelve Months	Three Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 29, 2007	September 29, 2007	September 30, 2006	September 30, 2006

Net loss	$(14.6)	$(16.3)	$(24.1)	$(27.2)
Add:
Depreciation	7.6	34.9	10.4	38.1
Amortization	4.5	17.9	4.4	17.7
Interest expense, net	16.7	87.8	22.9	89.5
Provision for income taxes	(17.1)	(19.5)	(17.3)	(22.3)

EBITDA	(2.9)	104.8	(3.7)	95.8
Foreign currency loss	0.4	2.0	0.5	1.6
Loss on disposal of property, plant, and equipment	—	1.2	0.1	1.1
Stock compensation	0.2	0.8	0.2	0.1
Business restructuring	0.2	0.1	36.3	39.5
Costs related to purchase of 10.50% senior discount notes	30.0	30.0	—	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	7.2	7.2	—	—
Other non-cash or non-recurring charges	0.1	$2.0	(0.3)	$(1.0)

Adjusted EBITDA	$35.2	$148.1	$33.1	$137.1

Polypore International, Inc.
Supplemental Information
Reconciliation of Segment Operating Income to Loss Before Income Taxes
(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Operating income:
Energy Storage	$20.0	$17.7	$59.8	$53.2
Separations Media	3.1	0.5	12.7	5.5
Corporate	(0.3)	(0.1)	(0.3)	(0.2)

Total segment operating income	22.8	18.1	72.2	58.5
Business restructuring	0.2	36.3	0.4	37.6
Change in accounting principle related to postemployment benefits	—	—	—	(2.6)

Total operating income (loss)	22.6	(18.2)	71.8	23.5
Reconciling items:
Interest expense	16.7	22.9	64.2	68.6
Costs related to purchase of 10.50% senior discount notes	30.0	—	30.0	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	7.2	—	7.2	—
Foreign currency and other	0.4	0.3	0.7	2.3

Loss before income taxes	$(31.7)	$(41.4)	$(30.3)	$(47.4)

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Net Income (Loss) and Adjusted EPS
(unaudited, in millions, except share data)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net loss	$(14.6)	$(24.1)	$(13.5)	$(26.8)
Add:
Costs related to purchase of 10.50% senior discount notes	30.0	—	30.0	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	7.2	—	7.2	—
Business restructuring	0.2	36.3	0.4	37.6
Foreign currency losses incurred in connection with debt refinancing	0.7	—	0.7	—
Change in accounting principle related to postemployment benefits	—	—	—	(2.6)
Impact of above items on provision for income taxes	(12.2)	(14.1)	(12.2)	(12.1)
Income tax benefit resulting from German tax reform	(6.1)	—	(6.1)	—
Cumulative effect of a change in accounting principle related to stock compensation, net of income taxes	—	—	—	(0.2)

Adjusted net income (loss)	$5.2	$(1.9)	$6.5	$(4.1)

Net loss per diluted share	$(0.36)	$(0.95)	$(0.44)	$(1.06)
Impact of adjustments on net income (loss) per share	0.49	0.88	0.65	0.90

Adjusted net income (loss) per diluted share	$0.13	$(0.07)	$0.21	$(0.16)

Weighted average diluted shares outstanding	40,306,928	25,347,470	30,483,644	25,301,683